AMENDED AND RESTATED
                          REVOLVING CREDIT AGREEMENT


                       TRANS WORLD ENTERTAINMENT  CORP.
                      (formerly Trans World Music Corp.)
                              RECORD TOWN, INC.

                                     and

                          CHASE MANHATTAN BANK, N.A.


                                 DATED AS OF
                                June 29, 1995

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                              TABLE OF CONTENTS

SECTION 1.      DEFINITIONS                                              2
Section 1.1	    Defined Terms                                            2
Section 1.2	    Use of Defined Terms                                    16
Section 1.3     Accounting Terms                                        17

SECTION 2.      AMOUNT AND TERMS OF CREDIT                              17
Section 2.1	    The Commitment                                          17
Section 2.2	    The Note                                                18
Section 2.3	    Letters of Credit                                       19
Section 2.4	    Notice of Borrowing                                     21
Section 2.5	    Fees                                                    21
Section 2.6	    Termination or Reduction of Commitment                  22
Section 2.7	    Prepayments                                             24
Section 2.8	    Computation of Interest and Commitment Fee; Payments    26
Section 2.9	    Requirements of Law                                     26
Section 2.10	Use of Proceeds                                         29

SECTION 3.      CONDITIONS OF BORROWING                                 30
Section 3.1	    Conditions of Effectiveness                             30
Section 3.2	    Conditions of All Loans                                 33

SECTION 4.      REPRESENTATIONS AND WARRANTIES                          34
Section 4.1	    Corporate Existence                                     35
Section 4.2	    Corporate Power and Authorizatio                        35
Section 4.3	    No Legal Bar to Loans                                   36
Section 4.4	    No Material Litigation                                  36
Section 4.5	    No Default                                              37
Section 4.6	    Ownership of Properties; Liens                          37
Section 4.7	    Taxes                                                   37
Section 4.8	    Financial Condition                                     38
Section 4.9	    Filing of Statements and Reports                        38
Section 4.10	ERISA                                                   39
Section 4.11	Environmental Matters                                   40
Section 4.12	Insurance                                               41
Section 4.13	Insurance Debt Restructuring Documents                  42
Section 4.14	Accuracy and Completeness of Information                43
Section 4.15	Labor Matters                                           44
Section 4.16	Leaseholds, Permits, etc.                               45
Section 4.17	Subsidiaries                                            45
Section 4.18	Existing Indebtedness                                   46
Section 4.19	Company Actions                                         46

SECTION 5.      AFFIRMATIVE COVENANTS                                   46
Section 5.1	    Financial Statements                                    47
Section 5.2	    Payment of Obligations                                  50
Section 5.3	    Maintenance of Properties; Insurance                    50
Section 5.4	    Notices                                                 50
Section 5.5	    Conduct of Business and Maintenance of Existence        52
Section 5.6	    Inspection of Property, Books and Records               52
Section 5.7	    Hazardous Material                                      53
Section 5.8	    Subsidiary Guarantees                                   53
Section 5.9	    Compliance with Law                                     54
Section 5.10	Maintenance of Office                                   54
Section 5.11	Quarterly Meetings                                      54

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SECTION 6.      NEGATIVE COVENANTS                                      55
Section 6.1	    Limitation of Indebtedness                              55
Section 6.2	    Limitation on Liens                                     56
Section 6.3	    Limitation on Contingent Obligations                    58
Section 6.4	    Limitation on Capital Expenditures                      59
Section 6.5	    Prohibition of Fundamental Changes                      59
Section 6.6	    Limitations on Dividends and StockAcquisitions          60
Section 6.7	    Limitation on Investments, Loans and Advances           60
Section 6.8	    Prohibition of Certain Prepayments                      62
Section 6.9	    Limitation on Leases                                    62
Section 6.10	Limitation on Sale and Leaseback                        63
Section 6.11	Limitation on Current Ratio                             63
Section 6.12	Maintenance of Consolidated Tangible Net Worth          63
Section 6.13	Limitation on Debt to Consolidated Tangible Net Worth   64
Section 6.14	Limitation on Inventory Turnover                        64
Section 6.15	No Amendment of Debt Instruments                        65
Section 6.16	Maintenance of Accounts                                 66
Section 6.17	Limitation on Transactions With Affiliates              66
Section 6.18	Limitation on Chages in Fiscal Year                     66
Section 6.19	Limitation on Lines of Business                         67
Section 6.20	Minimum Consolidated EBITDA                             67
Section 6.21	Limitation on Material Asset Sales                      67
Section 6.22	Maintenance of Ownership                                67
Section 6.23	Tangible Net Worth of Record Town                       67
Section 6.24	Tax Consolidation                                       68
Section 6.25	Limitations on Preferred Stock                          68
Section 6.26	New Stores and Leases                                   68
Section 6.27	Fixed Charge Ratio                                      69

SECTION 7.      EVENTS OF DEFAULT                                       69
Section 7.1	    Events of Default                                       69

SECTION 8.      MISCELLANEOUS                                           75
Section 8.1	    Limited Role of Bank                                    75
Section 8.2	    Choice of Law Construction                              76
Section 8.3	    Consent to Jurisdiction                                 76
Section 8.4	    Waiver of Jury Trial                                    77
Section 8.5	    Notices                                                 77
Section 8.6	    Entire Agreement; No Waiver; Cumulative
                    Remedies; Amendments; Setoff                        79
Section 8.7	    Reference to Subsidiaries and Guarantors                80
Section 8.8	    Captions                                                80
Section 8.9	    Exhibits and Schedules                                  81
Section 8.10	Payment of Fees                                         81
Section 8.11	Survival of Agreements                                  81
Section 8.12	Successors and Assigns                                  81
Section 8.13	Interest                                                85

Execution                                                               86

Schedule I	    Bank Percentages
Schedule II	    Liens
Schedule III    Subsidiaries
Schedule IV	    Existing Indebtedness
Exhibit A       Form of Note
Exhibit B	    Guarantee
Exhibit C	    Monthly Reports

                               CREDIT AGREEMENT

    AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 29, 1995, between TRANS WORLD ENTERTAINMENT CORP. (formerly known as Trans World Music Corp.), a New York corporation (herein called the "Company"), RECORD TOWN, INC., a New York corporation ("Record Town" and together with the Company, the "Companies"), and CHASE MANHATTAN BANK, N.A. (the "Bank").

	WHEREAS, the Company is party to separate identical credit agreements (collectively, the "Existing Credit Agreements") dated as of June 11, 1993, as amended, with each of the Bank and Chemical Bank, NatWest Bank N.A. and NBD Bank (collectively, the "Other Banks" and, together with the Bank, the "Banks");

	WHEREAS, the Company is party to a certain Note and Security Agreement dated June 20, 1991, with Aetna Life Insurance Company (the "Existing Aetna Agreement") and a certain Note Agreement dated as of July 2, 1993, as amended
(the  "Existing  Note  Agreement"  and  together,  with  the  Existing   Aetna
Agreement, the "Existing Insurance Company Agreements"), with the Noteholders party thereto (the "Noteholders");

	WHEREAS, as part of a global restructuring of the Company's funded indebtedness, the Companies and each of the Banks and Noteholders have agreed to amend and restate each of the Existing Credit Agreements and the Existing Insurance Company Agreements in the form of the Bank Credit Agreements and the Insurance Debt Restructuring Documents, respectively.

	NOW THEREFORE, in consideration of the mutual premises and covenants contained herein, the Companies and the Bank agree as follows:

                             W I T N E S S E T H:

                                  SECTION 1.

                                 DEFINITIONS

	Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

	"Accumulated Funding Deficiency" shall  have  the  meaning  set  forth  in
Section 302 of ERISA.

	"Adjusted Tangible Assets" shall mean, at any date, all assets of the Company, whether owned directly or indirectly, as reported on its consolidated balance sheets, less reserves for depreciation, obsolescence, amortization, valuation and other appropriate reserves required by GAAP, except:

        (i)	 deferred assets, other than prepaid insurance and prepaid taxes;

		(ii)	patents, copyrights, trademarks, trade names, franchises, good will, experimental expense, and other similar intangibles;

		(iii)	investments  permitted  pursuant  to  Section  6.7   of   this
Agreement;

		(iv)	unamortized debt discount and expense;

		(v)	assets  located  and  notes  and  receivables  due  from  obligors domiciled outside the United States of America, Puerto Rico or Canada; and

		(vi)	interests  in  any  Subsidiary  or  joint venture in which the
Company owns less than 49% of the Voting Stock.

	"Aetna Debt" shall mean the indebtedness outstanding, not to exceed $17,500,000, in respect of the Aetna Note Agreement.

	"Aetna Note Agreement" shall mean the Amended and Restated Note and Security Agreement dated the date hereof between the Company and Aetna Life Insurance Company

	"Affiliate" shall mean any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company or any Subsidiary. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the Voting Stock of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

	"Agreement" shall mean this Amended and Restated Credit Agreement and any amendments or supplements hereto.

	"Application(s)" shall mean each of the commercial Letter of Credit applications and standby Letter of Credit applications referred to in Section
2.3 hereof.

	"Assignee" shall have the meaning set forth in Section 8.12(c).

	"Bank Credit Agreements" shall mean, collectively, this Agreement and the other substantially identical agreements dated the date hereof between the Companies and the Other Banks.

	"Bank Outstandings" shall mean the aggregate amount of Loans and Letter of Credit Outstandings under the Bank Credit Agreements.

	"Bank's Pro Rata Share" of any sum or amount shall be computed by multiplying such sum or amount by a fraction, the numerator of which is 10 and the denominator of which is 75.

	"Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is authorized to close under the laws of the State of New York.

	"Change of Control" shall mean either of the following:

		(1)	a  Person  or  group  of  Persons  acting in concert (other than a
Permitted Holder) becoming the beneficial owner of more than 50% (by number of votes) of the Voting Stock of either of the Companies; or

		(2)	a majority of the board  of  directors  of the Company is replaced within  any  two-year  period,  excluding  replacements  due  to  resignations initiated by the incumbent board of directors or resignations due to the death or disability of any members of the incumbent board of directors.

	"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

	"Commitment" shall have the meaning set forth in Section 2.1, as from time to time reduced in accordance with the Agreement.

	"Commitment Period" shall mean the period from and including the date hereof to but not including the Termination Date, or such earlier date as the Commitment shall terminate as provided herein.

	"Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA.

	"Consolidated   EBITDA"  means,  with  respect  to  the  Company  and  its
Subsidiaries for any period, the Consolidated Net Income for such period plus,
to  the  extent  deducted   in   determining  such  Consolidated  Net  Income,
depreciation and amortization expense, interest expenses with respect to the Company's liabilities for borrowed money and capitalized leases, and all federal, state and foreign income taxes.

	"Consolidated Fixed Charges" shall mean with respect to the Company and its Subsidiaries, at any date, the sum of: (1) interest expenses with respect to its liabilities for borrowed money, (2) imputed interest expense on capitalized lease obligations, and (3) all fixed minimum rent expenses of real estate leases, in each case determined on a consolidated basis.

	"Consolidated  Income  Available  for  Fixed  Charges" with respect to the
Company  and  its  Subsidiaries,  means  for  any  period  the  sum  of:   (1)
Consolidated EBITDA and (2) all fixed minimum rent expenses of real estate leases, in each case determined on a consolidated basis.

	"Consolidated Net Income" means for any period, the aggregate net income of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom after giving effect to any related tax effect, (a) gains and losses from sales of assets or reserves relating thereto, (b) items classified as extraordinary or non-recurring (including any restructuring reserves), (c) the write-off of deferred financing costs and (d) the cumulative effect of changes in accounting principles in the year of adoption of such change.

	"Consolidated Tangible Net Worth" shall mean, at any time, the amount by which (i) all amounts that would, in conformity with GAAP, be included in shareholders' equity on the Consolidated Balance Sheets of the Company and its Subsidiaries, exceeds (ii) the aggregate amount carried as assets on the books
of   the  Company  and  its  Subsidiaries  for  goodwill,  licenses,  patents, trademarks, unamortized debt discount and expense, and other intangibles as determined in conformity with GAAP, for cost of investments in excess of net assets at the time of acquisition by the Company or any Subsidiary, and for any write-up in the book value of any assets of the Company or any Subsidiary resulting from reevaluation thereof subsequent to the date hereof.

	"Default" shall mean any of the events specified in Section 7 hereof, whether or not any requirement for the giving of notice or the lapse of time or both or any other condition has been satisfied.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

	"Event of Default" shall mean any of the events specified in Section 7 hereof, provided that any requirement for the giving of notice or the lapse of time or both has been satisfied.

	"Fiscal Year" shall mean the fiscal year of the Company which ends on the Saturday closest to January 31.

	"GAAP" shall mean generally accepted accounting principles in effect in the United States of America, at the time of the applicable report, applied in a manner consistent with that employed in the preparation of the financial statements described in Section 4.8.

	"Guarantee" shall mean any guarantee referred to in Sections 3.1(c), 3.1(d) and 5.8 hereof.

	"Guarantor" shall mean any guarantors required pursuant to Sections 3.1(c) or 3.1(d).

	"Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

	"Insurance Company Debt" shall mean, collectively, the Aetna Debt and the Note Agreement Debt and any refinancing of such Debt in whole or in part provided, however, that no such refinancing of the Insurance Company debt shall provide for (i) a greater amount of indebtedness, (ii) a higher interest rate on borrowed amounts or, (iii) greater mandatory amortization of the Insurance Company Debt prior to the Termination Date than that required as of the date hereof under the terms of the Insurance Company Restructuring Documents.

	"Insurance Debt Restructuring Documents" shall mean the Aetna Note Agreement and Note Agreement.

	"Inventory Turnover" shall mean, at a particular date, the "Cost of Sales" as disclosed on the Company's year-to-date consolidated statements of income divided by the "Merchandise Inventory" amount set forth on the Company's consolidated balance sheets for such date.

	"Letters of Credit" shall mean any and all commercial letters of credit and standby letters of credit, including any and all Subsidiary Letters of Credit, issued by the Bank for the account of the Companies hereunder under the terms of any Application.

	"Letter of Credit Commitment"  shall  mean  the  Bank's  Pro Rata Share of
$1,000,000.

	"Letter of Credit Outstandings" shall mean, at a particular time, the sum of the amount then available to be drawn under any Letters of Credit then outstanding plus the amounts of any drawings on any Letters of Credit honored by the Bank, which have not been reimbursed by the Companies.

	"Letter of Credit Termination Date" shall mean the first Business Day which falls on or after the date which is 30 days prior to the Termination Date.

	"Loans" shall mean any advance made by the Bank to or for the benefit of the Company under the terms and conditions of this Agreement including the amounts of any drawings on any Letters of Credit honored by the Bank, which have not been reimbursed by the Companies.

	"Loan Documents" shall mean any and all of the Agreement, the Note, any Application, any agreements or documents referred to in Section 3 hereof and all other documents and instruments executed in connection herewith.

	"Material Asset Sale" shall mean a sale of Property of the Company or its Subsidiaries in one or more of a series of related transactions, other than sales of inventory in the ordinary course of the Company's business or in connection with store closings, resulting in Net Asset Sale Proceeds equal to or greater than $500,000.00.

	"Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

	"Net Asset Sale Proceeds" shall mean, with respect to any asset sale, the fair market value of the aggregate amount of consideration received by the Company or any Subsidiary, as the case may be, from such asset sale, after (a) provision for all income or other taxes payable as a result of such asset sale and (b) payment of all brokerage commissions and other reasonable fees and expenses related to such asset sale. For purposes of this definition, the fair market value of non-cash consideration shall be determined in good faith by the Board of Directors of the Company.

	"Note  Agreement"  shall  mean  that  certain  Amended  and  Restated Note
Agreement, dated the date hereof, among the Company and the insurance companies listed as purchasers thereof.

	"Note Agreement Debt" shall mean the indebtedness outstanding, not to exceed $47,500,000, in respect of the Note Agreement.

	"Note" shall mean the promissory note and all attachments thereto described in Section 2.2 hereof.

	"Participants" shall have the meaning set forth in Section 8.1(b) hereof.

	"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

	"Permitted Holder" shall mean Robert J. Higgins, his spouse, any of his children and his estate, heirs and legal representatives, and any bona fide trust of which one or more of the foregoing are the sole beneficiaries and over which one or more of the foregoing acts as trustee and possesses the power to direct the management thereof.

	"Person" shall mean an individual, partnership, corporation, business trust, joint stock company trust, unincorporated association, joint venture, government authority or other entity of whatever nature.

	"Plan" shall mean at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
Section 3(5) of ERISA.

	"Preferred Stock" shall mean, with respect to any Person, any class or classes of capital stock (however designated) which is preferred as to the payment of dividends or distributions or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over any other class of capital stock of such Person.

	"Prime Rate" shall mean the fluctuating rate of interest publicly announced by the Bank at its principal office from time to time as its Prime Rate, which Prime Rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers.

	"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

	"Real Property" has the meaning set forth in Section 4.11(a) hereto.

	"Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

	 "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. e 2615.

	"Responsible Officer" shall mean with respect to any certificate, report or notice to be delivered or given hereunder or knowledge of any Default or Event of Default hereunder, unless the context otherwise requires, the
president,  chief  executive  officer,   chief  financial  officer,  principal
accounting officer or treasurer of the Company or Record Town or other executive officer of the Company or Record Town who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice.

	"Restricted Subsidiary" shall mean a Subsidiary,

	    (i)	 organized under the laws of the United States or  a  jurisdiction thereof;

		(ii)	which  conducts  substantially  all  of  its  business and has substantially all of its Property within the United States; and

		(iii)	a Subsidiary so designated by the Company.

	"Significant Subsidiary" shall mean any Subsidiary that has, as of the balance sheet date for the Company's most recent fiscal quarter, in excess of $500,000 in Adjusted Tangible Assets.

	"Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

	"Subsidiary" shall mean, as of any date, any corporation more than 50% of whose issued and outstanding Voting Stock (except directors' qualifying shares, if required by law) on such date is owned by the Company, directly or through one or more Subsidiaries.

	"Subsidiary Letter of Credit" shall mean any commercial letters of credit or standby letters of credit issued by the Bank for the account of any Subsidiary.

	"Subsidiary Letter of Credit Outstandings" shall mean at a particular time, the sum of the amount of any Subsidiary Letters of Credit then outstanding plus the amount of any drawings on any Subsidiary Letters of Credit honored by the Bank, which have not been reimbursed by the Subsidiary.

	"Tangible Net Worth" of any Person shall mean, at any time, the amount by which (i) all amounts that would, in conformity with GAAP, be included in shareholders' equity on the balance sheets of such Person, exceeds (ii) the aggregate amount carried as assets on the books of such Person for (a)
goodwill,   licenses,  patents,  trademarks,  unamortized  debt  discount  and expense, and other intangibles as determined in conformity with GAAP, (b) cost of investments in excess of net assets at the time of acquisition by such Person, and (c) any write-up in the book value of any assets of such Person resulting from reevaluation thereof subsequent to the date hereof.

	"Termination Date" shall mean July 31, 1996.

	"Variable Rate" shall mean the rate equal to the sum of (x) the Prime Rate plus (y) 1.50%.

	"Voting Stock" shall mean the shares of capital stock and any other securities of any Person entitled to vote generally for the election of
directors  of  such  Person  or  any  other  securities  (including,   without
limitation, rights and options), convertible into, exchangeable into or exercisable for, any of the foregoing (whether or not presently exercisable, convertible or exchangeable).

	Section 1.2 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Note, certificates, reports or other documents made or delivered pursuant to this Agreement unless the context shall otherwise require.

	Section 1.3 Accounting  Terms.   All  accounting  terms  not  specifically
defined herein shall be construed in accordance with GAAP.

                                  SECTION 2.

                          AMOUNT AND TERMS OF CREDIT

	Section 2.1 The Commitment. (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make Loans to the Companies and, at the sole discretion of the Bank, issue Letters of Credit for the account of the Company, or Subsidiary Letters of Credit for the account of a Subsidiary, at any time and from time to time during the Commitment Period in an aggregate principal amount equal to the Bank's Pro Rata Share of the Bank Outstandings at such time, but not exceeding the sum of $10,000,000.00 at any one time outstanding (herein, as the same shall be reduced from time to time pursuant
to Section 2.6  hereof,  called  the  "Commitment").   During  the  Commitment
Period, the Companies may use the Commitment by borrowing, repaying and reborrowing and by having Letters of Credit issued on their behalf, or Subsidiary Letters of Credit issued on behalf of a Subsidiary, all in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, the Commitment shall be reduced by any Letter of Credit Outstandings and all Loans made under this Agreement shall mature and be due and payable on the Termination Date.

	    (b)	The  credit  agreement between the Bank and the Company dated June
11, 1993, as amended, and the Waiver Agreement dated as of January 31, 1995, as amended, are hereby terminated and/or amended and restated in their entireties as provided herein as of the date of this Agreement.

	Section 2.2 The Note. The Company shall execute and deliver to the Bank a Note, substantially in the form annexed hereto as Exhibit "A" (the "Note"), with appropriate insertions therein. The Note shall be used to evidence such
borrowing, repayment and reborrowing hereunder.   The Note shall bear interest
as follows:

	    (a)	During the Commitment Period, each Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the higher of (i) 10.5% and (ii) the Variable Rate. Interest on Loans shall be payable monthly on the first Business Day of each month commencing on the first such date after a Loan is made and upon payment or prepayment in full of the unpaid principal amount thereof.

		(b)	If an Event of Default shall have occurred hereunder, and  for  so long  as  such  Event  of Default shall be continuing, the principal amount of
Loans then outstanding shall  thereafter  bear  interest  at  a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to the terms of this Section 2.2.

	Section 2.3 Letters of Credit. (a) The Company shall execute and deliver to the Bank an appropriate Application for issuance of any Letter of Credit in the form being used by the Bank at the time of any request to issue a Letter of Credit, with appropriate insertions therein (hereafter "Application"). Upon receipt thereof, the Bank, in its sole discretion, will issue a commercial Letter of Credit or standby Letter of Credit, as required, on behalf of the designated beneficiary for the account of the Company with the requested face amount and expiration date.

        (b)	Each Letter of Credit shall expire no later  than  the  Letter  of
Credit Termination Date.

        (c)	Notwithstanding anything to the contrary contained herein, (I) the
Letter of Credit Outstandings shall not exceed the Letter of Credit Commitment and (II) the sum of (i) the aggregate outstanding principal amount of the Loans plus (ii) the aggregate Letter of Credit Outstandings shall not exceed the lesser of (x) the Commitment and (y) the Bank's Pro Rata Share of the Bank Outstandings.

        (d)	The expiration of an undrawn Letter of Credit shall  be  deemed  a repayment of Loans in an amount equal to the face amount of such expired Letter of Credit. If there is no default in existence at the time of such Letter of Credit expiration, the Company shall adjust its immediately following borrowings or repayments under the Credit Agreements to ensure that the share of the Bank Outstandings of each Bank and its respective assigns shall equal the percentage set forth on Schedule I hereto opposite such Bank's name. Whenever a Default exists under this Agreement, the Bank shall be obligated to purchase from each of the other Banks and their respective assigns participations in loans outstanding under each such Bank's respective Bank Credit Agreement in the amount necessary to ensure that after such purchases, the Banks' and their respective assigns respective share of the Bank Outstandings shall equal the percentage set forth on Schedule I hereto opposite such Bank's name. The Bank hereby agrees that upon the expiration of undrawn letters of credit issued by any of the other Banks at such time as a default is continuing under such Bank's Credit Agreement, the Bank will sell participations in the Loans to the other Banks and their respective assigns to the extent necessary to ensure that the respective share of the Bank Outstandings at such time of each Bank and its respective assigns shall equal the applicable percentage set forth on Schedule I hereto.

        (e) The payment by the Bank of a draft drawn under any Letter of Credit or Subsidiary Letter of Credit shall constitute for all purposes of this Agreement the making of a Loan, in the amount of such draft.

	Section 2.4 Notice of Borrowing.   The  Company  shall give the Bank prior
telephonic notice of the date and the amount of each borrowing pursuant to the
Commitment no later than 1:00  p.m.  on  the  borrowing  date.   On  the  date
specified in such notice, the Bank will make the proceeds of such Loan available to the Companies by credit to an account of the Companies maintained with the Bank, in immediately available funds. Each borrowing pursuant to the Commitment shall be in an aggregate principal amount of $100,000 or any whole multiple thereof.

	Section 2.5 Fees. (a) The Company agrees to pay to the Bank a commitment fee for the period from and including the date hereof to and including the Termination Date, computed at the rate of 1/4 of 1% per annum on the average daily unused portion of the Commitment in effect during the period for which payment is made; all Letter of Credit outstandings shall be included in calculating the used portion of the Commitment. Such commitment fee shall be payable to the Bank on the first Business Day of each August, November, February and May of each year, commencing on August, 1995, and ending on the Termination Date.

		(b)	The Company agrees to pay to  the  Bank all fees and customary and usual charges in connection with the Letters of Credit as required  under  the
Applications.

	Section 2.6 Termination or Reduction of Commitment. (a) The Company shall have the right, upon not less than three (3) Business Days prior written notice to the Bank, to terminate the Commitment in whole at any time, or to reduce the Commitment in part from time to time or to accelerate the
Termination  Date.   Any termination of the Commitment shall be accompanied by
payment in full of the unpaid principal amount of the Note, together with accrued interest thereon, and the payment of any commitment fee then accrued hereunder. Any acceleration of the Termination Date also shall be accompanied by the payment of any commitment fee then accrued hereunder and the deposit with the Bank of cash in the amount of all Letter of Credit Outstandings. All cash so deposited shall be used to reimburse the Bank for any amounts due to the Bank under any Letter of Credit which has been drawn upon after the acceleration of the Termination Date and not reimbursed by the Company. Any partial reduction in the Commitment shall be in an aggregate principal amount of $500,000 or a multiple thereof and shall reduce permanently the Commitment then in effect hereunder.

		(b)	On   the   dates   set   forth  below,  the  Commitment  shall  be
automatically reduced by the Bank's Pro Rata Share of the following amounts:

                June 30, 1995	        $2,678,571.43

                January 31, 1996        $4,285,714.29

		(c)	Not more than two  Business  Days  following the consummation of a
Material Asset Sale, the Commitment  shall  be  automatically  reduced  by  an amount  equal  to  the  product  of  (i)  the  Net Asset Proceeds of such sale multiplied  by  (ii)  a  fraction,  the  numerator  of  which  is  10  and the denominator of which is 140.

		(d)	In  addition  to,  and  without  duplication  of,  the  Commitment reductions required by Subsection (c) above and those occurring  on  June  30,
1995,  January  31, 1996 and July 31, 1996, simultaneously with any payment of
Insurance Company Debt, the  Commitment  shall  be automatically reduced by an amount equal to the product of (i) the aggregate amount  of  such  payment  of
Insurance  Company  Debt multiplied by (ii) a fraction, the numerator of which is 10 and the denominator of which is 65.

		(e)	All  reductions  and  terminations   of  the  Commitment  and  the
respective commitments of the Other Banks shall be made concurrently such that the reduction of the Commitment shall be equal to the Bank's Pro Rata Share of the aggregate reduction of all the Banks' respective commitments made at  such time.

		(f)	The Commitment once terminated or reduced may not be reinstated or increased.

	Section  2.7  Prepayments.   (a)  The  Company may prepay any Loan without
premium or penalty in whole at any time or in any part from time to time. Partial prepayments of the Note shall be made in conjunction with prepayments of the notes held by the Other Banks such that the Bank's prepayment shall be in a principal amount equal to the Bank's Pro Rata Share of the aggregate amount of the partial prepayments made to the Banks at such time and shall be in the principal amount of $100,000 or multiples thereof together with payment of accrued interest thereon to the date of the prepayment.

    	(b)	The  Company shall notify the Bank of any prepayment no later than
12:00 noon on the date thereof.

		(c)	If, at any  time  whether  before  or  after  giving effect to any termination or reduction of the Commitment pursuant to Section 2.6, the sum of
(i) the outstanding aggregate principal amount  of  the  Loans  and  (ii)  the
Letter  of  Credit  Outstandings  exceeds  the lesser of (x) the amount of the
Commitment and (y) the Bank's  Pro  Rata  Share  of the Bank Outstandings, the
Company shall pay or prepay Loans and, to  the  extent  the  Loans  have  been repaid  in full, cash collateralize outstanding Letters of Credit, on the date of such termination or  reduction  in  an  aggregate principal amount equal to such excess, together with interest  thereon  accrued  to  the  date  of  such payment or prepayment.

		(d) The Company agrees that commencing December 15 of each Fiscal Year through  the  day  the  Company begins the clean-up required in subsection (e)
below, the Company shall  apply  all  cash  and  cash equivalents in excess of
$10,000,000  ratably  among  the  Banks  in  proportion  to  their  respective commitments to reduce or cash collateralize the amounts outstanding under  the
Bank Credit Agreements.

		(e)  For  a  period  of  not  less than 15 consecutive days during the period commencing on December 25  and  ending  on  the last day of each Fiscal
Year, the aggregate outstanding principal amount of Bank Outstandings shall be reduced to zero and any outstanding Letters of  Credit  shall  be  fully  cash collateralized,  provided,  that subsequent to the last day of the Fiscal Year the Company shall  be  permitted  to  reborrow  all  amounts  so  used to cash collateralize outstanding Letters of Credit.

	Section  2.8  Computation  of  Interest  and  Commitment  Fee;   Payments.
Commitment  fees,  if  any, and interest shall be calculated on the basis of a
360 day year  for  the  actual  days  elapsed.   Any  change in the applicable
interest rate on a Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. All payments (including prepayments) by the Companies on account of principal and interest on Loans and the commitment fee hereunder shall be made to the Bank at its office located at One Chase Square, Rochester, New York 14643, in lawful money of the United States of America in immediately available funds. If any payment on a Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. The Company hereby authorizes and directs the Bank to charge any account of the Company maintained at any office of the Bank with the amount of any such commitment fee, interest or principal when the same becomes due and payable under the terms of this Agreement, the Note, the Applications or any other document executed in connection herewith or therewith.

	Section  2.9  Requirements  of Law. (a) In the event of a change after the
date  hereof  in  any  law,   regulation,   treaty  or  directive  or  in  the
interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

            (i)	  does  or  shall  subject  the  Bank  to  any tax of any kind whatsoever with respect to this Agreement, the Note, the Applications or any loans made hereunder, or changes the basis of taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on the Bank); or

		    (ii)	does or shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining any Letter of Credit or Subsidiary Letter of Credit or of making, renewing (or maintaining) advances or extensions of credit to the Companies or to reduce any amount receivable from the Companies thereunder then, in any such case, the Companies shall promptly pay to the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable which the Bank deems to be material as determined by the Bank with respect to this Agreement, the Note, the Letters of Credit issued hereunder or the Loans made hereunder. If the Bank becomes entitled to claim any additional amounts pursuant to this Section 2.9(a), it shall promptly notify the Companies of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by the Bank to the Companies shall be conclusive in the absence of manifest error.

		(b)	If after the date hereof, the Bank shall have determined that  the adoption  or  amendment  of  or  change  to  or in any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or  administration  thereof  by any governmental authority,
central  bank  or  comparable  agency  charged  with  the  interpretation   or
administration  thereof,  or  compliance  by  the  Bank  with  any  request or directive regarding capital adequacy (whether or  not having the force of law)
or any such authority, central bank or comparable agency, has  or  would  have the  effect  of  reducing  the  rate  of  return  on  the  Bank's capital as a consequence of its obligations hereunder to  a level below that which the Bank could have achieved but for such adoption, change or compliance  (taking  into consideration  the  Bank's  policies  with  respect to capital adequacy) by an amount deemed by the Bank to  be  material,  then from time to time, within 15 days after demand by the Bank, the  Companies  shall  pay  to  the  Bank  such additional  amount  or amounts as will compensate the Bank for such reduction.
The Bank will promptly  notify  the  Companies  of  any  event of which it has knowledge, occurring after the date hereof, which will  entitle  the  Bank  to compensation  pursuant  to  this  Section  2.9(b).  The Companies shall not be liable in respect of any reduced  amount  of any sum received or receivable by the Bank pursuant to this Section 2.9(b) with respect  to  any  sums  or  fees payable hereunder or accrued by the Bank prior to the date that is 60 calendar days  following  the  date  of  the  notice  to the Companies that is required hereunder, regardless of when such interest or fees are payable.

	Section 2.10 Use of  Proceeds.   (a)  Neither  of the Companies is engaged
principally, nor as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as such term or terms of similar purport and effect shall be defined in Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any borrowing hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. If requested by the Bank, the Company will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U and to the foregoing effect. No part of the proceeds of the loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X of said Board of Governors.

		(b)	The  proceeds  of  the  Loans  shall be used for general corporate purposes of the Companies.

                                  SECTION 3.

                           CONDITIONS OF BORROWING

	Section 3.1 Conditions of  Effectiveness.   The  obligation of the Bank to
make the initial loan hereunder shall be subject to the fulfillment of the following conditions precedent:

		(a)	Legal  Opinions.   There  shall have been delivered to the Bank on
the date of such Loan (i) an  opinion of Matthew H. Mataraso, Esq., counsel to the Companies, in form and substance  reasonably  satisfactory  to  the  Bank, dated  the  date hereof, to the same effect as Sections 4.1, 4.2, 4.3, 4.4 and
4.5 hereof and to the further  effect that this Agreement, the Guarantees, and the Note  have  been  duly  authorized,  executed  and  delivered  by  a  duly authorized  officer of the Companies and the Guarantors respectively, and (ii)
an opinion of Jones, Day, Reavis & Pogue, special counsel to the Companies, in form and substance reasonably satisfactory to the Bank, dated the date hereof, to the effect that  this  Agreement,  the  Guarantees, and the Note constitute valid obligations of  the  Companies  and  the  Guarantors  respectively,  are legally  binding  upon  them  and enforceable (except as may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar law affecting creditors' rights generally and general equitable principles) in accordance with their terms.

		(b)	Corporate Proceedings.  Each of the Companies shall have furnished to the Bank (in form and substance satisfactory to the Bank) a copy, certified by an appropriate officer of each of  the  Companies on the date of such loan, of the resolutions of  the  Board  of  Directors  of  each  of  the  Companies authorizing all borrowings herein provided for and the execution, delivery and performance of this Agreement, the Note and any other documents required to be executed in connection herewith.

	    (c)	Subsidiary   Guarantee.   Media  Logic  shall  have  executed  and
delivered to the Bank the Guarantee, substantially in the form of Exhibit "B" annexed hereto and made a part hereof, of the prompt and unconditional payment of all present and future obligations and liabilities of the Companies to the Bank, accompanied by a copy (in form and substance satisfactory to the Bank) of the resolutions of the Board of Directors of such guarantor and certified by an appropriate officer of such guarantor, authorizing the execution, delivery and performance by such guarantor of the Guarantee and of the delivery of the same to the Bank.

 		(d)	Additional Guarantees.   In  addition  to  the  Guarantee of Media
Logic as required pursuant to Section 3.1(c) hereof, the Company shall provide further guarantees to  the  Bank  from  Subsidiaries  so  that  at  all  times including  the  date  hereof Subsidiaries having in the aggregate Tangible Net
Worth and Adjusted  Tangible  Assets  which  contribute  at  least  90% of the
Consolidated Tangible Net Worth and Adjusted Tangible Assets, respectively, of
the Company shall be either obligors or guarantors of the Loan.   Furthermore,
the  Company  will  provide a guaranty from any Subsidiary having Tangible Net
Worth and Adjusted Tangible Assets  equal  to  5%  or more of the Consolidated
Tangible Net Worth and Consolidated Adjusted Tangible Assets, respectively, of the Company.

		(e)	Insurance Company Restructuring Documents.   The  Companies  shall
have  entered  into  the Insurance Company Restructuring Documents in form and substance satisfactory to the Bank.

		(f)	Payment of Fees and Expenses.  The  Company shall have paid to the
Bank in immediately available funds a fee in an amount equal to $25,000.00 and all expenses incurred by the Bank in connection  herewith  including,  without limitation, the reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz and Policano and Manzo incurred in connection herewith.

		(g)	Interest  on  Existing  Notes.  The Company shall have paid to the
Bank all accrued interest  on  amounts  outstanding  under its Existing Credit
Agreement to (but not including) the Effective Date at the Variable Rate,  and additional  interest on such outstanding amounts for the period from April 28,
1995 to (but not including) the Effective  date at a rate equal to the excess, if any, of the rate which would have been payable  on  the  Note  pursuant  to
Section  2.2(a)  if  the Note had been outstanding at all times from and after
April 28, 1995, and the Variable Rate.

	Section 3.2 Conditions of All Loans.   The  obligation of the Bank to make
any Loan to be made by it or issue any Letter of Credit hereunder shall be subject to the following conditions precedent:

		(a)	Representations  and  Warranties; No Default.  The representations and warranties contained in Section 4 hereof  shall be true and correct on the date of the making of such Loans or issuing such Letters  of  Credit,  and  no
Default  or  Event  of  Default  shall have occurred and be continuing on such date.  Each borrowing  by  the  Company  or  issuance  of  a  Letter of Credit hereunder shall constitute a representation by the Company as of the  date  of each  such  borrowing  that the conditions contained in the foregoing sentence have been satisfied and the Company is not aware of any condition which, after notice or lapse of time or both, could become a Default or Event of Default.

		(b)	Legal Matters.   All  other  instruments  and  legal and corporate
proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory, in form and substance to the Bank and its counsel,  and counsel  to  the Bank shall have received copies of all documents which it may have reasonably requested in connection therewith.

                                  SECTION 4.

                        REPRESENTATIONS AND WARRANTIES

	In order to induce the Bank to enter into this Agreement and to make the Loans or issue Letters of Credit herein provided for, each of the Companies hereby represents and warrants to the Bank that:

	Section  4.1  Corporate  Existence.   The Companies and each Subsidiary is
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own its assets and to transact the business in which it is presently engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

	Section 4.2 Corporate Power and Authorization.   The  Companies  have  the
corporate power, authority and legal right to make, deliver and perform this Agreement, the Applications and the Note and to borrow hereunder and have taken all necessary corporate action to authorize the borrowings on the terms and  conditions  of this Agreement, the Applications and the Note.  No consent of any other party (including stockholders of the Companies), and no consent, license, approval or authorization of, or registration or declaration with, any  governmental  authority,  bureau or agency is required in connection with the execution,  delivery,  performance,  validity  or  enforceability  of this
Agreement, the Applications or the Note with respect to the  Companies.   This
Agreement is, and the Note when delivered hereunder will be, legal, valid and binding obligations of the Companies enforceable against the Companies in accordance with their respective terms.

	Section  4.3  No  Legal  Bar  to  Loans.   The  execution,  delivery   and
performance of this Agreement, the Applications and the Note by the Companies, will not violate any provision of any existing law or regulation or of any order or decree of any court or governmental instrumentality, or of the respective Certificates of Incorporation or By-Laws of the Companies, or of any mortgage, indenture, contract or other agreement to which either of the Companies is a party or by which the Companies and any of their properties or assets may be bound, and will not result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any of its properties pursuant to the provisions of such mortgage, indenture, contract or other agreement.

	Section 4.4  No  Material  Litigation.   No  litigation  or administrative
proceedings of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of the Companies, threatened against the Company or any Subsidiary or any of its or their properties or with respect to this Agreement, the Applications or the Note, which, if adversely determined, would, in the opinion of the Company, have a material adverse effect on the business, assets or financial condition of the Company or such Subsidiary.

	Section 4.5 No Default. The Companies are not in default in any material manner in the payment or performance of any of their respective obligations or in the performance of any material contract, agreement or other instrument to which either is a party or by which either of the Companies or any of their assets may be bound, and no Default hereunder has occurred and is continuing.

	Section  4.6  Ownership  of  Properties;  Liens.   The  Company  and  each
Subsidiary has good and marketable title to all of their respective properties and assets, real and personal, and none of such properties and assets are subject to any mortgage, lien, pledge, charge, encumbrance, security interest or title retention or other security agreement or arrangement of any nature whatsoever other than Permitted Liens and except as listed on Schedule II hereto.

	Section 4.7 Taxes. The Company and each Subsidiary has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of the Company or its Subsidiary, as the case may be), and no tax liens have been filed and, to the best knowledge of the Company, no material claims are being asserted with respect to any taxes.

	Section 4.8 Financial Condition.   The  consolidated  balance sheet of the
Company and its Subsidiaries as of January 28, 1995 and the related statements of income, retained earnings and cash flow for the fiscal period ended on said date, heretofore furnished to the Bank, present fairly the consolidated financial condition of the Company and its Subsidiaries, taken as a whole, as of the date of said balance sheet, and the consolidated results of their operations for such period. All such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding year, and since the date of the financial statement mentioned above, there has been no material adverse change in the condition, financial or otherwise, of the Company and such Subsidiaries, taken as a whole, from that shown by said statement as of said date. Neither the Company nor any of its Subsidiaries had any material obligation, liability or commitment, direct or contingent, which is required by GAAP to be disclosed and is not reflected in the foregoing consolidated statements (and the related notes thereto) as of said date.

	Section 4.9  Filing  of  Statements  and  Reports.   The  Company and each
Subsidiary has filed copies of all statements and reports which, to the knowledge of the Company, are required to be filed with any governmental authority, agency, commission, board or bureau.

	Section  4.10  ERISA.   No  Reportable   Event  has  occurred  during  the
immediately preceding six-year period with respect to any Plan, and each  Plan has  complied  and  has  been  administered  in  all  material  respects  with
applicable  provisions  of  ERISA  and  the  Code.   The  present value of all
benefits vested under each Single  Employer  Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to  fund  such
Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Company nor any Commonly Controlled Entity has during the immediately preceding six-year period had a complete or partial withdrawal liability from any Multiemployer Plan and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the most recent valuation date applicable thereto. Neither the Company nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is in Reorganization or Insolvent nor, to the best knowledge of the Company, is any such Reorganization or Insolvency reasonably
likely to occur.   The  present  value  (determined  using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section (1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits.

	Section  4.11  Environmental  Matters.   (a)  To the best knowledge of the
Company, none of the real property owned or leased at 38 Corporate Circle, Albany, New York, by the Company or any Subsidiary (such Property, the "Real Property") contains, or has previously contained, any hazardous or toxic waste or substances or underground storage tanks.

        (b)	To  the  best  knowledge  of  the Company, the Real Property is in
compliance  with  all  applicable   federal,  state  and  local  environmental
standards and requirements affecting such Real Property, and there are no environmental conditions which could interfere with the continued use of the Real Property.

		(c)	Neither the Company nor any Subsidiary has received any notices of violations or advisory action  by  regulatory agencies regarding environmental control matters or permit compliance.

		(d)	Hazardous waste has not been transferred  from  any  of  the  Real
Property  to any other location which is not in compliance with all applicable environmental laws, regulations or permit requirements.

 		(e)	With respect  to  the  Real  Property,  there  are no proceedings, governmental administrative actions or judicial proceedings pending or, to the best knowledge of the  Company  or  any  Subsidiary,  contemplated  under  any federal,  state  or  local  law regulating the discharge of hazardous or toxic materials or substances into  the  environment,  to  which  the Company or any
Subsidiary is named as a party.

	Section 4.12 Insurance. All policies of insurance of any kind or nature maintained by or issued to the Company or to any Subsidiaries, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of similar size and character.

	Section 4.13 Insurance Debt Restructuring Documents. (a) The Company has delivered to the Bank true, complete and correct copies of each of the Insurance Debt Restructuring Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any)
and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been consented to by the Bank and no consent or waiver has been granted by the Company or any Subsidiaries thereunder. Each of the Insurance Debt Restructuring Documents has been duly executed and delivered by the Company and, to the best of the Company's knowledge, by each other party thereto and is a legal, valid and binding obligation of the Company, and, to the best of the Company's knowledge, of each other party thereto, enforceable,
in  all  material  respects,   in   accordance   with  its  terms,  except  as
enforceability may be limited by bankruptcy, insolvency or other similar  laws
affecting   the  rights  of  creditors  generally  and  by  general  equitable principles (whether enforcement is sought by proceedings in equity or at law).

		(b) The representations and warranties  of the Company, any Subsidiary and each other party to the Insurance Debt Restructuring Documents are, to the
best of the Company's knowledge, true and correct in all material respects  on the  date  hereof as if made on and as of such date.  Such representations and warranties, together with the definitions  of  all defined terms used therein, are by this reference deemed incorporated herein mutatis  mutandis,  and  each
Bank  is  entitled  to  rely  on  the  accuracy  of  such  representations and warranties.

		(c) To  the  best  of  the  Company's  knowledge,  each  party  to the
Insurance Debt Restructuring Documents has complied in all  material  respects with all terms and provisions contained therein on its part to be observed.

	Section 4.14 Accuracy and Completeness of Information. All information, reports and other papers and data with respect to the Company and the Subsidiaries furnished to the Bank by the Companies, or on behalf of the Companies, were, at the time so furnished, complete and correct in all
material  respects,  or   have   been   subsequently   supplemented  by  other
information, reports or other papers or data, to the extent necessary to give the Bank a true and accurate knowledge of the subject matter in all material respects. All projections with respect to the Company and the Subsidiaries were prepared and presented in good faith by the Company based upon facts and assumptions that the Company believes to be reasonable in light of current and foreseeable conditions, it being recognized by the Bank that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No document furnished or statement made in writing to the Bank by or on behalf of the Company in connection with the negotiation, preparation or execution of this Agreement contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Bank.

	Section 4.15 Labor  Matters.   There  are  no  strikes  pending or, to the
Company's knowledge, threatened against the Company or any of the Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a  material  adverse  effect  on the Company's business taken as a whole.  The
hours  worked  and  payments  made  to   employees  of  the  Company  and  the
Subsidiaries have not been in violation of the Fair Labor Standards Act or any
other applicable requirement of law.   All  material  payments  due  from  the
Company and the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary.

	Section 4.16 Leaseholds, Permits,  etc.   Each  of  the  Company  and  the
Subsidiaries  possesses  or  has  the right to use, all leaseholds, easements, franchises and permits  and  all  authorizations  and  other  rights which are
material to and necessary for the conduct of its business.   Except  for  such
noncompliance with the foregoing which could not reasonably be expected to have a material adverse effect, all the foregoing are in full force and effect, and each of the Company and the Subsidiaries, as the case may be, is in  substantial  compliance with the foregoing without any known conflict with
the valid rights of others.   No  event  has  occurred which permits, or after
notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a material adverse effect on the Company's business taken as a whole.

	4.17 Subsidiaries.  Schedule III to this Agreement correctly identifies:

		(a)	each   of   the   Company's   Subsidiaries,  its  jurisdiction  of
incorporation and the percentage of its  Voting Stock owned by the Company and by each other Subsidiary, and

		(b)	each of the Company's Affiliates (other than Subsidiaries) and the nature of their affiliation.

The Company and each Subsidiary is the legal and beneficial owner of all of the shares of Voting Stock it purports to own of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and nonassessable.

	Section 4.18 Existing  Indebtedness.   Schedule  IV hereto correctly lists
indebtedness for borrowed money of the Company and the  Subsidiaries  existing
on   the  date  hereof  including  all  guarantees  of  the  Company  and  the
Subsidiaries of such indebtedness.

	Section 4.19 Company Actions.   Neither  the  Company, Record Town nor any
other Subsidiary has taken any action or permitted any condition to exist which would have been prohibited by Section 6 if such Section had been binding and effective at all times during the period from January 28, 1995 to and including the Effective Date.

                                  SECTION 5.

                            AFFIRMATIVE COVENANTS

	The Companies hereby covenant that so long as the Note, or any amounts owed in connection with any Letters of Credit or otherwise remain outstanding and unpaid or so long as the Commitment remains unterminated, the Companies will, unless otherwise consented to in writing by the Bank:

	Section 5.1 Financial Statements. Furnish to the Bank: (a) as soon as available, but in any event not later than 90 days after the close of each Fiscal Year, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, and related consolidated statements of income, retained earnings and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal period, all in reasonable detail, prepared in accordance with GAAP, such financial statements certified by independent certified public accountants of recognized standing selected by the Company;

		(b)	as  soon  as  available,  but  in any event not later than 60 days after the end of each  of  the  first  three  quarterly periods of each Fiscal
Year,  unaudited  consolidated  balance  sheets  of  the   Company   and   its
Subsidiaries  as at the end of such fiscal quarter, and unaudited consolidated statements of income, retained earnings and  cash  flow of the Company and its
Subsidiaries for the period from the beginning of such fiscal year to the  end of  such  fiscal  quarter, setting forth in comparative form the corresponding figures for the preceding fiscal period, all in reasonable detail, prepared in accordance with GAAP  and  certified  by  the  chief  financial officer of the
Company (subject to normal year-end audit adjustment);

		(c)	concurrently  with  the  delivery  of  the  financial   statements
referred  to  in  clause  (a)  above, the accountant's management letter and a certificate of such independent  certified  public accountants stating that in making the examination necessary for certifying such financial  statements  no knowledge  was obtained of any Events of Default or Defaults hereunder, except as specifically indicated;

		(d)	concurrently  with  the  delivery   of  the  financial  statements
referred to in clauses (a) and (b) above, a certificate of the chief financial officer of the Company certifying, to the best of his  knowledge,  that  there are  no  Events  of  Default  or  Defaults  thereunder  except as specifically indicated, together with a computation  by such chief financial officer (which shall be in reasonable detail) that  substantiates  compliance  with  Sections
6.11, 6.12, 6.13, 6.14 and 6.27 of this Agreement;

		(e)	promptly  after  the  same  are  sent,  copies  of  all  financial statements  and  reports  which  the  Company  sends  to its stockholders, and promptly after the same  are  filed,  notification of all financial statements and reports which the Company may make  to,  or  file  with  any  governmental authority,  agency,  commission  board or bureau and thereafter copies of such statements and reports as reasonably requested by the Bank;

		(f)	as soon as possible  and  in  any  event  within 30 days after the
Company knows or has  reason  to  know  of  the  following  events:   (i)  the
occurrence  or expected occurrence of any Reportable Event with respect to any
Plan or any withdrawal from,  or the termination, Reorganization or Insolvency of, any Multiemployer Plan to which the Company has an obligation to  continue or  (ii)  the  institution of proceedings or the taking of any other action by the PBGC, the Company or any  Commonly Controlled Entity, or any Multiemployer
Plan with respect to the withdrawal from, or the  terminating,  Reorganization or Insolvency of, any Plan the Company shall deliver to the Bank a certificate of  the  chief  financial  officer  of  the  Company setting forth the details thereof and the action  that  the  Company  or  the Commonly Controlled Entity proposes to take with respect thereto;

		(g)	promptly, such additional financial information as  the  Bank  may from time to time reasonably request; and

		(h)	the  monthly  reports  and  other  information listed on Exhibit C hereto.

	Section 5.2 Payment  of  Obligations.   Pay  and  discharge, and cause the
Subsidiaries to pay and discharge, at or before maturity, all of their respective material obligations and liabilities, in accordance with normal business practices, including without limitation tax liabilities, except where the same may be contested in good faith, and will maintain, and cause the Subsidiaries to maintain, in accordance with GAAP, reserves for the accrual of any of the same.

	Section 5.3 Maintenance of Properties;  Insurance.   Keep  and  cause  the
Subsidiaries to keep, all properties useful and necessary in the business of the Company and the Subsidiaries in good working order and condition; will maintain, and cause the Subsidiaries to maintain, with financially sound insurance companies, insurance on all their properties in such amounts, acceptable to the Bank, as the Companies deem proper in accordance with business practices against such risks as are usually insured in the same general area and by companies engaged in the same or similar business; and will furnish to the Bank, upon written request all information as to the insurance carried.

	Section 5.4 Notices.   Within  five  Business  Days  after  a  Responsible
Officer obtains knowledge thereof, give notice in writing to the Bank of (a) the existence of any Default under this Agreement or the other Bank Credit Agreements, the Insurance Debt Restructuring Documents, or any Applications or under any other material instrument or agreement of the Company or any Subsidiary or the existence of any fact or circumstance which, after notice or lapse of time or both, could become a Default or an Event of Default, (b) any notice delivered to the Company, or any other action taken by, any of the Banks or the Noteholders with respect to a claimed default or event of default under any of the other Bank Credit Agreements or the Insurance Debt Restructuring Documents, (c) any litigation, proceeding, investigation or dispute which may exist at any time between the Company or any Subsidiary and any governmental regulatory body which might substantially interfere with the normal business operations of the Company or any Subsidiary, (d) all litigation and proceedings affecting the Company or any Subsidiary in which the amount involved is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought, (e) any material change in the credit and payment terms provided to the Company and the Subsidiaries by their principal suppliers, (f) a proposed Change of Control which the Company reasonably expects to occur and (g) the proposed closing date of each Material Asset Sale provided, however, that in no event shall such notice be provided less than 10 Business Days prior to the actual consummation thereof.

	Section 5.5 Conduct of Business and Maintenance of Existence. Continue, and cause the Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and the Subsidiaries, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain their rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing herein contained shall prevent the Company or any Subsidiary from discontinuing a part of its business which is not a substantial part of the business of the Company or such Subsidiary, if such discontinuance is, in the opinion of the Board of Directors of the Company, in the interest of the Company and not disadvantageous to the Bank.

	Section 5.6 Inspection of Property, Books and Records. Permit, and cause the Subsidiaries to permit, any representatives of the Bank to (a) visit and inspect any of their respective properties, (b) conduct an environmental audit of any of their respective properties and (c) examine and make abstracts from any of the books and records of the Company and any Subsidiary at any reasonable time and as often as may reasonably be desired.

	Section 5.7 Hazardous Material. Indemnify the Bank against any liability, loss, cost, damage, or expense (including, without limitation, reasonable attorneys' fees) arising from (a) the imposition or recording of a lien by any local, state, or federal government or governmental agency or authority pursuant to any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof ("Cleanup Laws"); (b) claims of any private parties regarding violations of Cleanup Laws; and (c) costs and expenses (including, without limitation, reasonable attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by the Bank in connection with the removal of any such lien or in connection with compliance by the Bank with any statute, regulation or other issued pursuant to any Cleanup Laws by any local, state or federal government or governmental agency or authority.

	Section  5.8  Subsidiary  Guarantees.   Subject  to  the  terms of Section
3.1(d), cause any Subsidiary acquired after the date hereof to execute and deliver to the Bank a guarantee substantially in the form of the Guarantee annexed hereto as Exhibit "B," within ten days after the acquisition thereof, together with certified copies of the resolutions of the Board of Directors of such Subsidiary authorizing the execution, delivery and performance thereof with appropriate shareholder consents or approvals attached.

	Section 5.9 Compliance with Law. Not be in violation of any laws, ordinances, orders, judgments or decrees or governmental rules and regulations to which it is subject and will not fail to maintain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, if such violation or failure to maintain might reasonably be expected to materially adversely affect the Properties, business, prospects, operating results or condition (financial or otherwise) of Record Town or the Company and its Subsidiaries, taken as a whole.

	Section 5.10 Maintenance of Office. The Company and Record Town each will maintain an office in the state of New York where notices, presentations and demands in respect of this Agreement or the Notes may be made upon it. Such offices shall be maintained at 38 Corporate Circle, Albany, New York 12203 until such time as the Company shall notify the Bank of a change of location.

	Section 5.11 Quarterly Meetings. Within thirty (30) days after the end of each fiscal quarter of the Company, Robert J. Higgins, and such other representatives of the Company as the Banks may request, shall make themselves available at a reasonably convenient location to meet with representatives of the Banks to discuss the Company's budget, business plan and other finances and affairs of the Company, provided, however, that this requirement may be waived with respect to any quarter by the Banks holding not less than seventy-five percent (75%) of the Bank Outstandings.

                                  SECTION 6.

                              NEGATIVE COVENANTS

	The Companies hereby covenant that so long as the Note or any amounts owing in connection with the Letters of Credit or otherwise remain outstanding and unpaid or so long as the Commitment remains unterminated, the Companies will not, nor will they permit any Subsidiary to, directly or indirectly, without the prior written consent of the Bank:

	Section 6.1 Limitation of  Indebtedness.   Create, incur, assume or suffer
to exist, any indebtedness for borrowed money, or any indebtedness which constitutes the deferred purchase price of any property or assets, except (a)
the Notes; (b) accounts payable  (other  than  for borrowed money) incurred in the ordinary course of business as presently conducted provided that the same shall not be overdue or, if overdue, are being contested in good faith and by appropriate proceedings; (c) indebtedness between wholly-owned Subsidiaries
and  between  any  wholly-owned  Subsidiary  and  the   Company;   (d)   other
indebtedness owing by the Company or any Subsidiary on the date of this Agreement and which was reflected on the balance sheet referred to in Section
4.8 hereof; (e) indebtedness to others incurred for the purpose of purchasing equipment, to the extent permitted by Section 6.4, used or useful in the ordinary course of the business of the Company or its Subsidiaries (provided that the aggregate amount of all such indebtedness shall not exceed $2,000,000 in any Fiscal Year); and (f) the Insurance Company Debt.

	Section 6.2 Limitation on Liens. (a) Create, incur, assume or suffer to exist, any mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property or assets, income or profits, whether now owned or hereafter acquired, except (i) the liens and security interests existing as of the date of this Agreement referred to in the financial statements referred to in Section 4.8 hereof, provided, however, that such liens and security interests shall not spread to cover other or additional indebtedness or property of the Company or any of its Subsidiaries; (ii) liens for taxes not yet due or which are  being  contested  in  good  faith  and  by
appropriate   proceedings  if  adequate  reserves  with  respect  thereto  are maintained on the books of the Company or such Subsidiary, as the case may be,
in  accordance  with   GAAP;   (iii)  carriers',  warehousemen's,  mechanics',
materialmen's, repairmen's or other like liens arising in the ordinary  course of  business  for sums which are not overdue for a period of more than 30 days or which are being  contested  in  good  faith and by appropriate proceedings;
(iv)  pledges  or  deposits  in   connection   with   worker's   compensation,
unemployment insurance and other social security legislation; (v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the business of the Company or the Subsidiaries;
(vii) purchase money liens and security interests securing indebtedness permitted by Section 6.1(e) hereof, provided, however, that such liens and security interests shall not encumber any assets of the Company other than the equipment so purchased; and (viii) any rights of set off available to the Bank.

		(b)	In case any Property is  subjected  to  a  Lien  in  violation  of
Section  6.2(a),  the  Company will make or cause to be made provision whereby the Note will  be  secured  equally  and  ratably  with  all other obligations secured thereby, and in any case the Note shall have the benefit, to the  full extent  that,  and  with such priority as, the holders may be entitled thereto under applicable law, or an equitable Lien on such Property securing the Note.
Such  violation  of  Section  6.2(a)  shall  constitute  an  Event  of Default hereunder, whether or not any such provision is made pursuant to this  Section
6.2(b).

	Section  6.3  Limitation  on  Contingent  Obligations.  Assume, guarantee, indorse or otherwise in any  way  be  or  become responsible or liable for the
obligations  of  any  Person  (all  such  transactions  being  herein   called
"guarantees"),  whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan, advance or capital contribution or by means of agreeing to maintain or cause such entity to maintain, a minimum working capital or net worth of any
such  entity,  or  otherwise),  except  (a)  guarantees  by   indorsement   of
instruments for deposit or collection in the ordinary course of business; (b) existing guarantees in respect of existing indebtedness of Subsidiaries, provided that the indebtedness in respect of which such guarantees are given is permitted by Section 6.1 hereof; and (c) guarantees of the obligations of Subsidiaries (other than Record Town) under operating leases for retail locations used by the Company or any Subsidiary in the ordinary course of business provided that the aggregate exposure under such guarantees shall not exceed $1,000,000 at any time.

	Section 6.4 Limitation on  Capital  Expenditures.   Subject to Section 6.9
hereof, make capital expenditures not to exceed the following amounts in the following fiscal years:

	                    Fiscal Year             Amount
	                    ___________             ______

	                       1995         	 $10,600,000
	                       1996	               6,000,000

	Section   6.5   Prohibition   of  Fundamental  Changes.   Enter  into  any
transaction of merger or consolidation or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, including its accounts receivable, or stock or securities convertible into stock of any
Subsidiary,  except  that:   (a) any Subsidiary may be voluntarily liquidated,
dissolved or merged into, or consolidated with, the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries (provided that a wholly-owned Subsidiary shall be the continuing or surviving corporation and shall continue to be wholly-owned by the Company), and (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or to a wholly-owned Subsidiary.

	Section 6.6 Limitations on Dividends and Stock Acquisitions. Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock now or hereafter outstanding, or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or options therefor now or hereafter outstanding (all such dividends, distributions, purchases and other actions being hereinafter collectively called "Stock Payments") except that (a) a Subsidiary may make Stock Payments and (b) the Company may declare stock splits and pay dividends payable solely in shares of any class of its capital stock.

	Section 6.7 Limitation on Investments, Loans and Advances. Make or suffer to exist any advances or loans to, or investments (by way of transfers of property, contributions to capital, acquisitions of stock, or securities or evidences of indebtedness, acquisitions of businesses or acquisitions of assets other than in the ordinary course of business, or otherwise) in, any person, firm, corporation or other business entity, except (a) investments in certificates of deposit issued by any of the Banks, provided, however, that such certificates of deposit shall have a maturity of one year or less from the date of purchase; (b) investments in direct obligations of the United

States of America or any agency thereof, or marketable obligations directly and fully guaranteed by the United States of America, or commercial paper, provided, however, that any such obligations or commercial paper shall have a maturity date of one year or less from the date of purchase and any such commercial paper is rated "A-1" by Standard & Poors Corporation (or has a similar rating by any similar nationally recognized organization which rates commercial paper) and provided further, however, that such investments shall be permitted solely at such times as there shall be no Loans outstanding under this Agreement and all Letters of Credit shall be fully cash collateralized;
(c) investments in money market funds registered under the Investment Company Act of 1940 which invest in securities which are permitted under clause (b) above, provided, however, that such investments shall be permitted solely at such times as there shall be no Loans outstanding under this Agreement and all Letters of Credit shall be fully cash collateralized; and (d) loans and advances by the Company to, and investments by the Company in the stock of, any existing Subsidiary outstanding or in effect on the date hereof as set forth on Exhibit E; (e) stock or obligations issued in settlement of claims against any other person by reason of an event of bankruptcy or composition or readjustment of debt or reorganization of any debtor of the Company or any Subsidiary; (f) investments in financial instruments of the Bank; and (g) investments of new capital in licensed operations and joint ventures in specialty retailing in an aggregate amount not to exceed the sum of such investments made prior to the date hereof plus $5,000,000.

	Section 6.8 Prohibition of Certain Prepayments. Without the prior written consent of the Bank, make any payments in any Fiscal Year in respect of the principal of any debt, with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of the Insurance Company Debt or as required by mandatory prepayment provisions relating thereto; provided, however, that the Company shall be permitted to make additional prepayments of the Insurance Company Debt but only to the extent that any such payment of the Insurance Company Debt shall be accompanied by a reduction of the Commitment as provided in
Section 2.6 hereof.

	Section  6.9  Limitation  on  Leases.   Enter into any agreement, or be or
become liable under any agreement, for the lease, hire or use of any personal property entered into in the ordinary course of business which would cause (a)
the sum of (x) the aggregate maximum amount of all obligations of the  Company and its Subsidiaries pursuant to such agreements plus (y) the aggregate outstanding indebtedness permitted under Section 6.1(e) hereof to exceed (b) $2,000,000 in any Fiscal Year. Anything contained in this Section 6.9 to the contrary notwithstanding, this provision shall not apply to retail store
leases  or  leases  required  to   be  capitalized  under  generally  accepted
accounting principles.

	Section 6.10 Limitation on Sale and Leaseback. Enter into any arrangement with any Person whereby the Company or any Subsidiary shall sell or transfer any personal property, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which the Company or such Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

	Section 6.11 Limitation on Current Ratio. Permit the ratio of current assets to current liabilities of the Company to be less than 1.4 to 1.0 at the end of each of the first, second and fourth quarterly periods of each Fiscal Year and 1.25 to 1.0 at the end of the third quarterly period of each Fiscal Year, excluding for purposes of such computation of current liabilities, the Aetna Debt and the Note Agreement Debt. For all calculations herein, the actual cash balance of the Company shall be reduced by the amount in excess of $10,000 per retail store actually open for business on the date of such computation. Such excess shall be applied to reduce accounts payable in the pro forma computation of the Current Ratio under this Section 6.11.

	Section  6.12  Maintenance of Consolidated Tangible Net Worth.  Permit the
Consolidated  Tangible  Net  Worth  to  be   less  than  an  amount  equal  to
$103,000,000 at the end of each of the first three quarterly periods of each Fiscal Year and $112,000,000 at the end of each Fiscal Year.

	Section 6.13 Limitation on Debt to Consolidated Tangible Net Worth. Permit the ratio of (a) total liabilities to (b) Consolidated Tangible Net Worth to exceed (i) 2.15 to 1.0 at the end of any Fiscal Year; (ii) 2.3 to 1.0
as of the end of the first quarterly period of any Fiscal Year; (iii)  2.5  to
1.0  as  of the end of the second quarterly period of any Fiscal Year; or (iv)
3.0 to 1.0 as of the  end  of  the  third quarterly period of any Fiscal Year.
For all calculations herein, the actual cash balance shall be reduced by the amount in excess of $10,000 per retail store actually open for business on the
date  of  such  computation.   Such excess shall be applied to reduce accounts
payable in the pro forma computation of Debt to Consolidated Tangible Net Worth under this Section 6.13.

	Section 6.14 Limitation on Inventory Turnover. Permit Inventory Turnover to fall below the following amounts at the end of the following quarterly periods of each Fiscal Year:

	                Fiscal Quarter              Amount
	                _____________               ______
	                   first	                 .3
                       second	                 .6
                       third	                 .7
                       fourth	                1.4

	Section  6.15  No  Amendment  of  Debt  Instruments.   Amend,  modify   or
supplement or permit or consent to any amendment, modification or supplement of any of the terms of the other Bank Credit Agreements or the Insurance Debt Restructuring Documents (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

	Section 6.16 Maintenance of Accounts.   Maintain any cash balances or cash
management accounts other than at one or more of the Banks, provided, however, that the Company may continue to maintain, in a manner consistent with past
practices,   existing   store   accounts   at   one   or   more  other  banks.
Notwithstanding anything to the contrary contained in the preceding sentence, if another financial institution offers to provide cash management services to the Company on terms more favorable than those offered by the Banks, the Company shall provide the Banks with the opportunity to match such offer. If none of the Banks choose to match such offer, the Company shall be permitted to transfer its cash management account to the financial institution making such offer.

	Section 6.17 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate
(other   than   the  Company  or  any  wholly-owned  Subsidiary)  unless  such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Company's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

	Section 6.18 Limitation on Changes in Fiscal Year. Permit the Fiscal Year of the Company to end on a day other than the Saturday closest to the last day of January or change the Company's method of determining fiscal quarters.

	Section 6.19 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

	Section 6.20 Minimum Consolidated  EBITDA.   Permit Consolidated EBITDA to
be less than the following amounts for any of the following periods:

	        For  the  period  from  January
	          29,  1995  to  April  29,  1995	          ($1,000,000)

	        For  the  period  from  January
	          29,  1995  to  July  29,  1995	          ($2,000,000)

	        For the period from January
	          29,  1995  to  October  28,  1995	          ($2,000,000)

            For  the  period  from  January
              29, 1995 to February 3, 1996		          $24,000,000

	        For  the  period  from  February
	          4,  1996  to  May  4,  1996		          ($1,000,000)

	Section 6.21 Limitation on Material Asset Sales. Enter into a contract for or consummate a Material Asset Sale.

	Section 6.22 Maintenance of Ownership. At any time fail to directly or indirectly own, free and clear of all Liens (except as otherwise permitted by Section 6.2(a)), 100% of the outstanding capital stock of Record Town.

	Section 6.23 Tangible Net Worth of Record Town. Permit Record Town and Record Town's subsidiaries to maintain, at any time, Tangible Net Worth of less than $60,000,000 for each of the first three quarterly periods of each Fiscal Year and $70,000,000 at the end of each Fiscal Year.

	Section 6.24 Tax Consolidation.   File  or  consent  to  the filing of any
consolidated income tax return with any Person other than a Subsidiary.

	Section 6.25 Limitations on Preferred Stock. Issue, or permit Record Town or any other Restricted Subsidiary to issue, any Preferred Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is exchangeable for debt at the option of the holder thereof on or prior to July 31, 2000.

	Section 6.26 New Stores  and  Leases.   (i)  Open or permit any Restricted
Subsidiary to open, any new store other than relocations and the 22 new stores, in each case, to the extent specifically provided for during the period from the Effective Date through July 31, 1996 in the Company's business plan as presented to the Banks on January 26, 1995, or (ii) enter or permit any Restricted Subsidiary to enter into any lease in connection with or for the purpose of opening any new store other than the 17 new leases specifically provided for during the period from the Effective Date through July 31, 1996 in the Company's business plan as presented to the Banks on January 26, 1995, provided, however, that in the ordinary course of business the Company and Record Town may enter into renewals of existing store leases.

	Section  6.27  Fixed  Charge  Ratio.   Maintain, at the end of each of the
first, second and third quarterly periods of each Fiscal Year, Consolidated Income Available for Fixed Charges of less than 120% of Consolidated Fixed Charges for the immediately preceding 12 month period and, at the end of the Fiscal Year then ending, Consolidated Income Available for Fixed Charges of less than 115% of Consolidated Fixed Charges for the immediately preceding 12 month period.

                                  SECTION 7.

                              EVENTS OF DEFAULT

	Section  7.1  Events  of  Default.   Upon  the  occurrence  of  any of the
following:

		(a) failure by the Companies to  pay  the principal of the Note or the principal amount of any obligations of the Companies in respect of any Letters of Credit, when due, or failure to pay any interest on the  Note  or  any  fee within  five  Business  Days  after  any  such  interest or fee becomes due or failure to pay any other  obligation  of  the  Companies to the Bank when due, inclusive of any applicable grace or other cure period;

		(b) if any representation or warranty made by the  Companies  in  this
Agreement or in any certificate, financial or other statement furnished at any time  under  or  in  connection  with  this Agreement shall prove to have been incorrect, untrue or misleading in any material respect when made;

		(c) default by the  Company  in  the  observance or performance of any covenant or agreement contained in Section  5.1,  Section  5.3,  Section  5.4,
Section 5.8, or Section 6 of this Agreement;

		(d)  default  by  the  Company in the observance or performance of any other covenant or agreement contained in this Agreement and the continuance of the same for 30 days after notice of  such default is given the Company by the
Bank;

		(e) if the Company or any Subsidiary shall (i) default in the  payment of  principal  or  interest  on  any obligation for borrowed money that has an outstanding balance  of  over  $500,000  (other  than  the  Note),  or for the deferred purchase price of property that has an outstanding  balance  of  over
$500,000,  in  each  case  beyond  the  period of grace, if any, provided with respect thereto; (ii) default in the  payment  of principal or interest on any obligations for borrowed money or for the deferred purchase price of property, in each case beyond the period of grace, if any, if  the  aggregate  principal amount  of  such obligations in default at any one time exceeds $2,000,000; or
(iii) default in the performance or observance of any other term, condition or agreement contained  in  any  such  obligation  or  in  any agreement relating thereto if the effect thereof is to cause or permit the holder or  holders  of such  obligation  (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

		(f) (i) the  Company  or  any  of  its  Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law  of  any  jurisdiction,  domestic  or  foreign,  relating  to  bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order  for relief  entered  with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or  seeking  reorganization,  arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its  debts,  or
(B)  seeking  appointment  of  a receiver, trustee, custodian or other similar official for it or for all  or  any  substantial  part of its property, or the
Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the
Company or any of its Significant Subsidiaries any case, proceeding  or  other action  of  a  nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint  or similar process against all or any substantial part of its property, which case, proceeding or  other  action
(x)  results  in the entry of any order for relief or (y) remains undismissed, undischarged or unbonded for a period of  45 days; or (iii) the Company or any of its Significant Subsidiaries shall take any action indicating  its  consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth  in  its  clause  (i)  or  (ii) above; or (iv) the Company or any of its
Significant Subsidiaries shall generally not,  or  shall be unable to, pay its debts as they become due or shall admit in writing its inability  to  pay  its debts;

		(g)  (i)  any  Person shall engage in any "prohibited transaction" (as defined in Section 406 of  ERISA  or  Section  4975 of the Code) involving any
Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302  of
ERISA),  whether  or not waived, shall exist with respect to any Plan, (iii) a
Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee  is,  in the reasonable opinion of the
Bank, likely to result in the termination of such Plan for purposes  of  Title
IV  of  ERISA,  (iv)  any Single Employer Plan shall terminate for purposes of
Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of  the  Bank, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization  of,  a
Multiemployer  Plan  or (vi) any other event or condition shall occur or exist with respect to a Plan; and  in  each  case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax,  penalty or  other  liabilities  in the aggregate material in relation to the business, operations, property or financial or other condition of the Company;

		(h) final judgment for  the  payment  of  money  in excess of $500,000
(other than the insured claims) shall be rendered against the Company  or  any
Significant  Subsidiary and the same shall remain undischarged or unbonded for the period of 30 days  during  which  execution  of such judgment shall not be effectively stayed;

		(i) default by any Guarantor upon its Guarantee of the  Note  pursuant to  the terms thereof or if any such Guarantee shall cease to be in full force and effect or shall be declared to be null and void; or

		(j)	an Event of Default  shall  occur  under  any  one  or more of the
Insurance Company Restructuring Documents whether or not such Event of Default is waived by Aetna or the Noteholders; or

		(k) a Change of Control;

then (i) if such event is an event specified in paragraph (f) above, then the Commitment shall immediately terminate and the Note and all obligations of the Company with respect to the Letters of Credit, together with accrued interest thereon shall be immediately due and payable without notice or demand and (ii) if such event is any other such event specified above the Bank may declare, by notice to the Companies, the Commitment immediately terminated and the Note, and all obligations of the Companies with respect to the Letters of Credit, to be forthwith due and payable, whereupon the Commitment shall be immediately terminated and the principal amount of the Note and all obligations of the Companies with respect to the Letters of Credit, together with accrued interest thereon and accrued fees, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, anything contained herein, in the Note, or the Applications to the contrary notwithstanding. The Bank may exercise and enforce any and all other rights and remedies available to it, whether arising under this Agreement or the Notes or under applicable law, in any manner deemed appropriate by the Bank, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement or the Notes.

                                  SECTION 8.

                                MISCELLANEOUS

	Section 8.1 Limited Role of Bank. The relationship between the Companies and the Bank shall be solely that of borrower and lender, respectively. The Bank shall not have any fiduciary responsibilities to the Companies under the Loan Documents and no joint venture exists between the Companies and the Bank.
The Companies and the Bank each hereby severally acknowledge that there are no representations, warranties, covenants, undertakings or agreements by the parties hereto as to the Loan Documents except as specifically provided herein and therein.

	Section 8.2 Choice of Law Construction. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (without reference to the law
of  conflicts)  of  the  State  of  New  York.   If  any provision of the Loan
Documents shall be or become unenforceable or illegal under any law, the other provisions shall remain in full force and effect.

	Section 8.3 Consent to Jurisdiction. (a) The Companies hereby irrevocably submit to the nonexclusive jurisdiction of any United States federal or New York State court sitting in New York City and/or Albany, New York in any action or proceedings arising out of or relating to any Loan or proceedings arising out of or relating to any Loan Documents and the Companies hereby irrevocably agree that all claims in respect of such action or proceedings may be heard and determined in any court and irrevocably waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

	    (b) The Companies irrevocably and unconditionally consent to the service of process in any such action or proceedings in any of the aforesaid courts by the mailing of copies of such process to it, by certified or registered mail at its address specified in Section 8.5.

	Section 8.4 WAIVER  OF  JURY  TRIAL.   THE  BANK  AND THE COMPANIES, AFTER
CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL
BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR
WRITTEN) OR ACTIONS OF ANY OF THEM.   NEITHER THE BANK NOR THE COMPANIES SHALL
SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT
BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANK OR THE COMPANIES EXCEPT BY
A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

	Section 8.5 Notices. (a) Except as otherwise provided in Section 2.4 hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Companies at:

                38  Corporate  Circle
                Albany,  New  York 12203
                Facsimile no. (518) 869-4819
                Attention:  Robert J. Higgins,

	                 with a copy to

                Matthew H. Mataraso
                111  Washington  Avenue
                Albany, New York 12210
                Facsimile no. (518) 449-5812

and to the Bank at:

                Chase Manhattan Bank, N.A.
                One Chase Square
                New York, NY 14643
                Attention:  Roger Odell, Vice President

or to such other address as may be designated by the Companies or the Bank by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third Business Day after the date of mailing, or, if sent by Federal Express or other recognized overnight deliver service, prepaid, to such address, on the Business Day following the date of deposit with such delivery service prior to such service's next day delivery deadline.

		(b) Notice by the Companies to the Bank with respect  to  terminations or  reductions  of  the Commitment pursuant to Section 2.6, requests for Loans pursuant to Section 2.4,  and  notices  of  prepayment pursuant to Section 2.7 shall be irrevocable and binding on the Companies.

		(c) Any notice to be given by the Companies to the  Bank  pursuant  to
Section  2.4 may be given by telephone and all such notices shall be confirmed in writing in the manner  provided  in  Section 8.5(a).  Any such confirmation may be communicated to the Bank via facsimile  at  the  number  set  forth  in
Section  8.5(a).  Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

	Section 8.6 Entire Agreement;  No Waiver; Cumulative Remedies; Amendments;
Setoff; Counterparts.   (a)  This  Agreement  and  the  other  Loan  Documents
constitute the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

 		(b) No failure to exercise and no  delay in exercising, on the part of the Bank, any right, power or privilege hereunder or  under  the  Note,  shall operate  as  a waiver thereof; nor shall any single or partial exercise of any right, power or privilege  hereunder  preclude  any  other or further exercise
thereof or the exercise of any other right, power or  privilege.   The  rights
and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.  No modification, or waiver of any provision of this
Agreement,  the Applications, or the Note, nor consent to any departure by the
Company from the provisions hereof  or  thereof, shall be effective unless the same shall be in writing from the Bank and then such waiver or  consent  shall be effective only in the specific instance and for the purpose for which it is given.  No notice to the Companies shall entitle the Companies to any other or further notice in other or similar circumstances unless expressly provided for herein.  No course of dealing between the Companies and the Bank shall operate as  a  waiver  of  any  of  the  rights  of the Bank under this Agreement, the
Applications or the Note.

		(c) In addition to any rights or remedies of the Bank provided by law, upon the occurrence of any  Event  of  Default, the Bank is hereby authorized, without notice to the Companies, to  setoff  and  appropriate  and  apply  all deposits  (general  and  special)  and  other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Companies against and on account of all obligations,  liabilities and claims of the Companies to the Bank or any of the Other Banks, and in such amounts as the Bank may elect, although such  obligations,  liabilities  and  claims  may  be  contingent  or unmatured.

		(d)	This  Agreement  may be executed in any number of counterparts and by the different parties hereto  on  separate counterparts, each of which when so executed and delivered shall  be  an  original,  but  all  of  which  shall together constitute one and the same instrument.

	Section 8.7 Reference to Subsidiaries and Guarantors. If the Company has no Subsidiaries, and/or if there are no guarantors, then the provisions of this Agreement relating to Subsidiaries shall be deemed surplusage without affecting the applicability of the provisions of this Agreement to the Company alone.

	Section   8.8   Captions.   The  captions  of  the  various  sections  and
subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

	Section 8.9 Exhibits and Schedules. The exhibits and Schedules hereto shall constitute integral parts of this Agreement.

	Section 8.10 Payment of Fees. The Company agrees to pay all costs and expenses of the Bank in enforcing or preserving any of the rights and remedies available to the Bank under this Agreement, the Note, any Letters of Credit, any Applications, or under any other documents, instruments or writings executed and delivered to the Bank in connection herewith including, without limitation, reasonable legal fees, costs and disbursements.

	Section 8.11 Survival of Agreements. All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the Note, and the making and renewal of Loans hereunder, and shall continue in full force and effect until such indebtedness of the Company under the Note has been paid in full.

	Section 8.12 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the Companies and the Bank and their respective successors and assigns, except that the Companies may not transfer or assign any of their rights or interests hereunder without the prior written consent of the Bank.

		(b)	The  Bank  may,  without  the  consent of the Company or the other
Banks, in the  ordinary  course  of  its  commercial  banking  business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in the Loans, the Note,  the
Commitment  or  any  other  interest of the Bank hereunder and under the other
Loan  Documents  ("Participations");  provided  that  (i)  any  such  sale  of participating interests must be in a minimum amount equal to the lesser of (A)
$1,000,000 and (B) the Commitment then in effect, and (ii) after giving effect to any such sale, the Bank  must  have either (x) retained at least $1,000,000 of the Commitment not subject to  any  participating  interests  or  (y)  sold participating  interests to Participants (or assignments to Assignees) in 100%
of its Loans and the Commitment.  In the event of any such sale by the Bank of a Participation, the  Bank's  obligations  under  this  Agreement to the other parties to this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance thereof, the Bank shall remain the  holder  of the  Note  for all purposes under this Agreement and the other Loan Documents, and the Companies shall continue to deal  solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents.  Each of the Companies agree that if amounts outstanding under this Agreement and the Note are  due  or  unpaid,  or  shall  have  been declared  or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be  deemed  to  have the right of setoff in respect of its participating interest in amounts owing  under  this  Agreement and  any  Note  to  the same extent as if the amount of its Participation were owing directly to it as the  Bank  under  this Agreement of the Note.  Each of the Parent and the  Borrower  also  agrees  that  each  Participant  shall  be entitled  to  the benefits of Section 2.9 with respect to its Participation in the Commitment and the Loans outstanding from  time  to time as if it were the
Bank; provided, that no Participant shall be entitled to receive  any  greater amount  pursuant  to  such  Section  than the Bank would have been entitled to receive in respect of  the  amount  of  the  Participation transferred to such
Participant had not such transfer occurred.

        (c)	The Bank may, in the ordinary course  of  its  commercial  banking business and in accordance with applicable law, at any time and from time to time, assign to either (1) any other bank or financial institution having capital surplus of at least $300,000,000 or (2) with the consent of the Company and each of the Other Banks, which consent shall not be unreasonably withheld or delayed, to any other Person (in each case, an "Assignee") all or any part of its rights and obligations under this Agreement and the Note; provided that (i) any such assignment must be in a minimum amount equal to the lesser of (x) $1,000,000 and (y) the Commitment, and (ii) after giving effect to any such assignment, the Bank shall have either (x) sold all its rights and obligations hereunder and under the Note or (y) retained at least $1,000,000 of the Commitment.  The Bank shall notify the Company of each  assignment  and
the  identity  of  each  Assignee.   Upon  notification to the Companies of an
assignment, from and after the effective date of such assignment, (1) the Assignee thereunder shall be a party hereto and have the rights and obligations of the Bank hereunder with a Commitment as set forth therein and
(2) the Bank shall, to the extent provided in such assignment, be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of the Bank's rights and obligations under this Agreement, the Bank shall cease to be a party hereto; provided that the provisions of Section 2.9 and Section 8.6 shall continue to benefit such assigning Lender to the extent required by such Sections).

		(d)	Each of the  Companies  authorizes  the  Bank  to  disclose to any
Participant or Assignee (each, a "Transferee") and any prospective Transferee, any and all financial information in  the  Bank's  possession  concerning  the
Companies and their respective Affiliates which has been delivered to the Bank by  or on behalf of the Companies pursuant to this Agreement or which has been delivered to the Bank by or on  behalf of the Companies in connection with the
Bank's credit evaluation of the  Companies  and  their  respective  Affiliates prior to becoming a party to this Agreement.

		(e)	Nothing  herein shall prohibit the Bank from pledging or assigning the Note to any Federal Reserve Bank in accordance with applicable law.

	Section 8.13 Interest. Anything in this Agreement or in the Note to the contrary notwithstanding, the Bank shall not charge, take or receive, and the Companies shall not be obligated to pay, interest in excess of the maximum rate from time to time permitted by applicable law.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

(Corporate Seal)

	                                    TRANS WORLD ENTERTAINMENT CORP.


______________________                  By:____________________________
Attest		                                Robert J. Higgins,
                                            President


(Corporate Seal)	                    RECORD TOWN, INC.


______________________                  By:____________________________
Attest		                                Robert J. Higgins,
                                            President



	                                    CHASE MANHATTAN BANK, N.A.


______________________	                By:____________________________
Attest	                                Name:   Roger  A.  Odell
                                        Title:  Vice President